Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jon Kranov
President and Chief Executive Officer
(815) 433-2525

OTTAWA BANCORP, INC. ANNOUNCES COMPLETION OF

SECOND-STEP CONVERSION AND OFFERING

Ottawa, Illinois, October 11, 2016 — (NasdaqCM: OTTW) Ottawa Bancorp, Inc., a Maryland corporation (the “Company”), announced today that it has completed the conversion and reorganization pursuant to which Ottawa Savings Bancorp MHC has converted to the stock holding company form of organization. The Company, the new stock holding company for Ottawa Savings Bank, FSB, sold 2,383,950 shares of common stock at $10.00 per share, for gross offering proceeds of $23.8 million in its stock offering.

Concurrent with the completion of the conversion and reorganization, shares of common stock of Ottawa Savings Bancorp, Inc. owned by public stockholders have been exchanged for shares of the Company’s common stock so that the former public stockholders of Ottawa Savings Bancorp now own approximately the same percentage of the Company’s outstanding common stock as they owned of Ottawa Savings Bancorp’s outstanding common stock immediately prior to the conversion, subject to adjustment as disclosed in the prospectus. Stockholders of Ottawa Savings Bancorp will receive 1.1921 shares of the Company’s common stock for each share of Ottawa Savings Bancorp’s common stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid based on the offering price of $10.00 per share. As a result of the offering and the exchange of shares, the Company has 3,450,000 shares of common stock outstanding, subject to adjustment for fractional shares.

The shares of the Company’s common stock are expected to begin trading on the Nasdaq Capital Market on October 12, 2016 under the trading symbol “OTTW.”

Direct Registration Statements reflecting the shares purchased in the offering are expected to be mailed to purchasers on or about October 12, 2016. Stockholders of Ottawa Savings Bancorp holding shares in street name will receive shares of the Company’s common stock and cash in lieu of fractional shares within their accounts. Stockholders of Ottawa Savings Bancorp holding shares in certificated form will be mailed a letter of transmittal promptly following the closing. After submitting their stock certificates and a properly completed letter of transmittal to the Company’s transfer agent, stockholders will receive Direct Registration Statements reflecting their shares of Company common stock and checks for cash in lieu of fractional shares.

Sandler O’Neill & Partners, L.P. served as the Company’s offering agent in the subscription and community offerings. Kilpatrick Townsend & Stockton LLP served as legal counsel to the Company and Ottawa Savings Bancorp.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificate, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. The Bank was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in commencement of trading in the Company’s shares, increased competitive pressures, changes in the interest rate environment, the amount or timing of dividends, general economic conditions or conditions within the securities markets and legislative and regulatory changes. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required to be reported under the rules and regulations of the United States Securities and Exchange Commission.